Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE	Contact: Timothy A. Johnson
Vice President, Strategic
Planning and Investor Relations
614-278-6622

BIG LOTS REPORTS RECORD EPS FOR SECOND QUARTER

COMPANY RAISES ANNUAL EARNINGS GUIDANCE

Columbus, Ohio – August 26, 2008 – Big Lots, Inc. (NYSE: BIG) today reported second quarter fiscal 2008 income from continuing operations of $26.1 million, or $0.32 per diluted share, compared to income from continuing operations of $22.1 million, or $0.21 per diluted share, in the second quarter of fiscal 2007.  Including the impact of discontinued operations, second quarter fiscal 2008 net income totaled $26.0 million, or $0.32 per diluted share, compared to $23.4 million, or $0.22 per diluted share, in the prior year.

For the year to date period ended August 2, 2008, income from continuing operations totaled $60.6 million, or $0.74 per diluted share, compared to income from continuing operations of $51.2 million, or $0.47 per diluted share, for the same period in fiscal 2007.  Including the impact of discontinued operations, year to date fiscal 2008 net income totaled $60.5 million, or $0.74 per diluted share, compared to $52.1 million, or $0.48 per diluted share, in the prior year.

SECOND QUARTER HIGHLIGHTS

•	Income from continuing operations of $0.32 per diluted share versus income from continuing operations of $0.21 per diluted share last year
•	Comparable store sales increase of 2.8%
•	Operating profit rate of 3.9%, an increase of 80 basis points compared to last year
•	Record second quarter inventory turnover

Second Quarter Results

Net sales for the second quarter of fiscal 2008 increased 1.9% to $1,105.2 million, compared to $1,084.9 million for the same period in fiscal 2007.  Comparable store sales for stores open at least two years at the beginning of the fiscal year increased 2.8% for the quarter, on top of a 5.2% comparable store sales increase in the second quarter of fiscal 2007.

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

Operating profit for the second quarter of fiscal 2008 was $43.5 million, or 3.9% of sales, compared to last year’s operating profit of $33.4 million, or 3.1% of sales.  The 30% improvement in operating profit dollars was the result of our 2.8% comparable store sales increase along with improvement in the gross margin rate and expense leverage.  Our gross margin rate for the quarter increased 50 basis points compared to last year due to improved initial markup.  Expenses as a percent of sales improved by 30 basis points primarily due to store and distribution center efficiencies, lower depreciation expense, and the leveraging impact of a 2.8% comp over certain fixed expenses.

For the second quarter of fiscal 2008, net interest expense was $1.1 million compared to net interest income of $1.5 million last year.  The incremental $2.6 million of net interest expense was directly attributable to investments made to repurchase company stock over the past 12 months.  The effective income tax rate for the second quarter of fiscal 2008 was 38.3% compared to 36.6% last year.

Inventory and Cash Management

Inventory ended the second quarter of fiscal 2008 at $698 million compared to $714 million last year.  The 2% decline in overall inventory resulted from a combination of a 1% decrease in average store inventory and a 1% reduction in store count compared to last year.  We continue to achieve record inventory turnover results driven by improving inventory management, record productivity in our distribution centers, and timely flow of merchandise along with strength in comparable store sales.  We ended the second quarter of fiscal 2008 with debt of $148 million which was directly attributable to $750 million of share repurchase activity during the March 2007 through February 2008 timeframe.

Discontinued Operations

As discussed in our Form 10-K filed with the SEC on April 1, 2008, activity related to KB Toys, our former division, as well as the operating results and costs associated with 130 stores closed in January 2006 are classified as discontinued operations.  Income from discontinued operations for the second quarter of fiscal 2008 totaled a net loss of $0.1 million compared to net income from discontinued operations of $1.2 million for the second quarter of fiscal 2007.   For the year to date period ended August 2, 2008, income from discontinuing operations totaled a net loss of $0.1 million compared to net income from discontinuing operations of $1.0 million for the same period in fiscal 2007.

2008 OUTLOOK

•
Providing initial Q3 guidance for income from continuing operations of $0.15 to $0.19 per diluted share versus income from continuing operations of $0.14 per diluted share for the same period last year

•
Providing initial Q4 guidance for income from continuing operations of $1.02 to $1.09 per diluted share versus income from continuing operations (on a non-GAAP basis) of $0.93 per diluted share for the same period last year

•
Increasing fiscal 2008 annual guidance for income from continuing operations to $1.90 to $2.00 per diluted share versus income from continuing operations (on a non-GAAP basis) of $1.41 per diluted share last year

•	Estimating fiscal year 2008 operating profit rate to be in the range of 5.5% to 5.7%
Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

For the third quarter of fiscal 2008, we anticipate a 1% to 2% comparable store sales increase.  At this level of comp sales performance, we expect to generate operating expense leverage and are estimating that our gross margin rate will be flattish to last year.  Given these assumptions, our earnings are estimated to be in the range of $0.15 to $0.19 per diluted share, compared to income from continuing operations for the third quarter of fiscal 2007 of $0.14 per diluted share.

For the fourth quarter of fiscal 2008, we anticipate a 1% to 2% comparable store sales increase.  At this level of comp sales performance, we expect to generate operating expense leverage and are estimating that our gross margin rate will improve compared to last year.  Given these assumptions, our earnings are estimated to be in the range of $1.02 to $1.09 per diluted share, compared to income from continuing operations (on a non-GAAP basis) for the fourth quarter of fiscal 2007 of $0.93 per diluted share.

Based on the strength of our second quarter operating results and reaffirming our view of EPS for the second half of fiscal 2008, we raised our fiscal 2008 guidance for earnings from continuing operations.  We now anticipate fiscal 2008 income from continuing operations will be $1.90 to $2.00 per diluted share, an increase of 35% to 42%, respectively, compared to income from continuing operations (on a non-GAAP basis) of $1.41 per diluted share for fiscal 2007.  This EPS guidance is based on an expected fiscal 2008 increase in comparable store sales of approximately 2% and an operating profit rate in the range of 5.5% to 5.7%.

Conference Call/Webcast

We will host a conference call today at 8:00 a.m. Eastern Time to discuss our financial results for the second quarter and provide commentary on our outlook for fiscal 2008.  We invite you to listen to the webcast of the conference call through the Investor Relations section of our website (www.biglots.com).

An archive of the call will be available through the Investor Relations section of our website (www.biglots.com) beginning two hours after the call ends and will remain available through midnight on Tuesday, September 9. A replay of the call will be available beginning August 26 at 12:00 noon (Eastern Time) through September 9 at midnight by dialing: 1.800.207.7077 (United States and Canada) or 1.913.383.5767 (International or metro-Seattle). The PIN number is 6448.

Big Lots is the nation’s largest broadline closeout retailer.  As of the end of the second quarter of fiscal 2008 (August 2, 2008), we operated 1,355 BIG LOTS stores in 47 states. Wholesale operations are conducted through BIG LOTS WHOLESALE, CONSOLIDATED INTERNATIONAL, and WISCONSIN TOY.  Our website is located at www.biglots.com.

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by the Act. The words “anticipate,” “estimate,” “expect,” “objective,” “goal,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “may,” “target,” “forecast,” “guidance,” “outlook,” and similar expressions generally identify forward-looking statements. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. Forward-looking statements relate to the expectations of management as to future occurrences and trends, including statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy. Forward-looking statements are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Although we believe the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of our knowledge, forward-looking statements, by their nature, involve risks, uncertainties and other factors, any one or a combination of which could materially affect our business, financial condition, results of operations or liquidity.

Forward-looking statements that we make herein and in other reports and releases are not guarantees of future performance and actual results may differ materially from those discussed in such forward-looking statements as a result of various factors, including, but not limited to, the cost of goods, our inability to successfully execute strategic initiatives, competitive pressures, economic pressures on our customers and us, the availability of brand name closeout merchandise, trade restrictions, freight costs, the risks discussed in the Risk Factors section of our most recent Annual Report on Form 10-K, and other factors discussed from time to time in our other filings with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This release should be read in conjunction with such filings, and you should consider all of these risks, uncertainties and other factors carefully in evaluating forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	AUGUST 2,	AUGUST 4,
	2008	2007
	(Unaudited)	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$43,521	$108,639
Inventories	698,392	713,838
Deferred income taxes	53,040	58,793
Other current assets	69,956	61,110
Total current assets	864,909	942,380

Property and equipment - net	495,521	491,626

Deferred income taxes	48,034	52,679
Other assets	22,044	21,302

	$1,430,508	$1,507,987

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$269,281	$209,389
Property, payroll and other taxes	70,153	69,246
Accrued operating expenses	55,115	97,607
Insurance reserves	35,919	40,816
KB bankruptcy lease obligation	0	8,811
Accrued salaries and wages	32,409	29,893
Income taxes payable	0	2,087
Total current liabilities	462,877	457,849

Long-term obligations	147,700	0

Deferred rent	31,216	34,441
Insurance reserves	44,550	43,591
Unrecognized tax benefits	27,221	30,274
Other liabilities	35,465	34,778

Shareholders' equity	681,479	907,054
	$1,430,508	$1,507,987

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13 WEEKS ENDED		13 WEEKS ENDED
	AUGUST 2, 2008		AUGUST 4, 2007
		%		%
	(Unaudited)		(Unaudited)

Net sales	$1,105,189	100.0	$1,084,891	100.0

Gross margin	434,804	39.3	421,074	38.8

Selling and administrative expenses	370,885	33.6	365,823	33.7

Depreciation expense	20,458	1.9	21,828	2.0

Operating profit	43,461	3.9	33,423	3.1

Interest expense	(1,106)	(0.1)	(105)	(0.0)

Interest and investment income	14	0.0	1,592	0.1

Income from continuing operations before income taxes	42,369	3.8	34,910	3.2

Income tax expense	16,222	1.5	12,775	1.2

Income from continuing operations	26,147	2.4	22,135	2.0

Income (loss) from discontinued operations, net of tax (benefit) expense of ($73) and $795, respectively	(122)	(0.0)	1,249	0.1

Net income	$26,025	2.4	$23,384	2.2

Earnings per common share - basic
Continuing operations	$0.32		$0.21
Discontinued operations	0.00		0.01
Net income	$0.32		$0.22

Earnings per common share - diluted
Continuing operations	$0.32		$0.21
Discontinued operations	0.00		0.01
Net income	$0.32		$0.22

Weighted average common shares outstanding
Basic	80,772		106,490
Dilutive effect of share-based awards	1,196		1,262
Diluted	81,968		107,752

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	26 WEEKS ENDED		26 WEEKS ENDED
	AUGUST 2, 2008		AUGUST 4, 2007
		%		%
	(Unaudited)		(Unaudited)

Net sales	$2,256,778	100.0	$2,213,290	100.0

Gross margin	898,595	39.8	867,987	39.2

Selling and administrative expenses	757,741	33.6	748,509	33.8

Depreciation expense	39,236	1.7	43,592	2.0

Operating profit	101,618	4.5	75,886	3.4

Interest expense	(2,518)	(0.1)	(197)	(0.0)

Interest and investment income	26	0.0	4,602	0.2

Income from continuing operations before income taxes	99,126	4.4	80,291	3.6

Income tax expense	38,493	1.7	29,132	1.3

Income from continuing operations	60,633	2.7	51,159	2.3

Income (loss) from discontinued operations, net of tax (benefit) expense of ($59) and $629, respectively	(99)	(0.0)	989	0.0

Net income	$60,534	2.7	$52,148	2.4

Earnings per common share - basic
Continuing operations	$0.75		$0.47
Discontinued operations	0.00		0.01
Net income	$0.75		$0.48

Earnings per common share - diluted
Continuing operations	$0.74		$0.47
Discontinued operations	0.00		0.01
Net income	$0.74		$0.48

Weighted average common shares outstanding
Basic	80,937		108,204
Dilutive effect of share-based awards	1,027		1,497
Diluted	81,964		109,701

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	13 WEEKS ENDED	13 WEEKS ENDED
	August 2, 2008	August 4, 2007
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$41,962	$98,353

Net cash used in investing activities	(34,426)	(11,519)

Net cash used in financing activities	(7,201)	(188,317)

Increase (decrease) in cash and cash equivalents	335	(101,483)
Cash and cash equivalents:
Beginning of period	43,186	210,122

End of period	$43,521	$108,639

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	26 WEEKS ENDED	26 WEEKS ENDED
	August 2, 2008	August 4, 2007
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$100,599	$97,680

Net cash used in investing activities	(52,522)	(19,411)

Net cash used in financing activities	(41,687)	(251,287)

Increase (decrease) in cash and cash equivalents	6,390	(173,018)
Cash and cash equivalents:
Beginning of period	37,131	281,657

End of period	$43,521	$108,639